UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013

GROUPON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35335 (Commission File Number)	27-0903295 (I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 400 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)

(312) 676-5773
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2013, Groupon, Inc. ("the Company") entered into arrangements with directors Eric P. Lefkofsky and Theodore J. Leonsis regarding the compensation for their services in their respective roles in the Office of the Chief Executive (“Office of the CEO”).  Messrs. Lefkofsky and Leonsis are not eligible to participate in the Company's Non-Employee Director Compensation Plan (the “Director Plan”) during the time period in which they are serving in the Office of the CEO, and their compensation will match the amount that they would have received under the Director Plan if they had continued to serve solely as directors.  This arrangement will terminate when the Company appoints a new Chief Executive Officer, at which time Messrs. Lefkofsky and Leonsis will become eligible to participate in the Director Plan.  Each will receive stock grants on the same schedule through which they would have received their director compensation, which total $200,000 for Mr. Lefkofsky and $210,000 for Mr. Leonsis on an annual basis.

On March 14, 2013, the Company entered into a letter agreement with Jeffrey Holden, the Company's Senior Vice President- Product Management, pursuant to which Mr. Holden received a guaranteed bonus for 2014 and 2015 of $500,000 each year. If Mr. Holden's employment terminates for any reason other than death or disability prior to December 1, 2015, he is required to repay the pro rata portion of the bonus based on the number of remaining full quarters between the date of termination and December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: March 19, 2013	By:	/s/ Jason E. Child
	Name:	Jason E. Child
	Title:	Chief Financial Officer